Exhibit 10.8

LIMITED PARENT GUARANTY

This Limited Parent Guaranty (“Guaranty”), effective as of the date of the Contract (defined below), is made by AMAZON.COM, INC. (“Amazon.com”) to and for the benefit of NP OAKLEY, LLC, a Delaware limited liability company (“Beneficiary”). Capitalized terms not otherwise defined herein have the meanings specified in the Contract (as defined below).

Recitals

A.

AMAZON.COM SERVICES LLC, a Delaware limited liability company, a directly or indirectly wholly owned subsidiary of Amazon.com (“Subsidiary”), and Beneficiary are parties to that certain Lease Agreement (the “Contract”) for that approximately 145,503 square foot building known as located at 6200 Bridgehead Road, Oakley, California.

B.	In order to be assured of payment under the Contract, Beneficiary desires that Amazon.com guaranty the performance of certain payment obligations as set forth herein.

Guaranty

In consideration of the foregoing and to induce Beneficiary to enter into the Contract, Amazon.com agrees as follows.

1.

Amazon.com unconditionally and absolutely guarantees to Beneficiary Subsidiary’s performance when due and owing of all present and future payment obligations, which are not paid in accordance with the terms of the Contract by Subsidiary. Notwithstanding anything to the contrary set forth in this Guaranty, Amazon.com’s maximum cumulative liability under this Guaranty shall be one hundred percent (100%) of remaining Base Rent owing under the Contract (the “Guaranty Cap”).

2.	Under this Guaranty, Amazon.com shall perform (or cause Subsidiary to perform) all payment obligations in accordance with the terms and conditions of the Contract.
3.

Amazon.com promises to pay all amounts guaranteed promptly upon receipt of a written notice from Beneficiary which evidences (i) Subsidiary’s non-performance of its payment obligations under the Contract, and (ii) Beneficiary’s first having demanded payment from Subsidiary in writing, which Subsidiary has not honored. Beneficiary’s demand upon Subsidiary does not need to include the initiation of legal proceedings and is deemed satisfied if demand upon Subsidiary would violate any stay of collection in effect in an insolvency proceeding. Except to the extent of the demand requirement set forth in this Section 3, Amazon.com waives protest and notice of dishonor or default. This is a guaranty of payment only, and not of collection.

4.	This Guaranty is governed as to its validity, construction and performance by the laws of the State of California, without regard to its conflict of law provisions.
5.

Amazon.com agrees that this Guaranty is a continuing guaranty and shall remain in full force and effect until all payment obligations under the Contract have been performed as set forth in the Contract, subject to Section 1 above.

6.	This Guaranty is binding upon and inures to the benefit of Amazon.com and Beneficiary and their respective successors and assigns.
7.

Amazon.com has all rights and defenses that Subsidiary may have to any payment obligation, except that the liability of Amazon.com is not affected by (a) any defense based upon an election of remedies by Beneficiary that destroys or otherwise impairs the subrogation rights of Amazon.com or the right of Amazon.com to proceed against Subsidiary for reimbursement; (b) any duty on the part of Beneficiary to disclose to Amazon.com any facts Beneficiary may know about Subsidiary, it being agreed that Amazon.com is fully responsible for being and keeping informed of the financial condition of Subsidiary and of all circumstances bearing on the risk of non-payment of the payment obligations; or (c) any defense arising from the bankruptcy or insolvency of Subsidiary.

8.

All notices hereunder will be given in writing, will refer to this Guaranty and will be personally delivered or sent by overnight courier, or registered or certified mail (return receipt requested). Notices to Amazon.com will be delivered at the following addresses:

Mail	Courier

Amazon.com, Inc.	Amazon.com, Inc.
P.O. Box 81226	410 Terry Avenue North
Seattle, WA 98108-1226	Seattle, WA 98109-5210
Attn. Real Estate Manager (NA Ops: DFO2)	Attn. Real Estate Manager (NA Ops: DFO2)

With a copy to:	With a copy to:

Amazon.com, Inc.	Amazon.com, Inc.
P.O. Box 81226	410 Terry Avenue North
Seattle, WA 98108-1226	Seattle, WA 98109-5210
Attn. General Counsel (Real Estate (NA Ops): DFO2)	Attn. General Counsel (Real Estate (NA Ops): DFO2)

Amazon.com may from time to time change such address by giving Beneficiary notice of such change in accordance with this Section 8.

AMAZON.COM, INC.

By:	/s/Antonio Masone

Printed Name:	Antonio Masone

Its:	Authorized Signatory

Date Signed:	February 7 2020

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